Exhibit 23.2

Report on Financial Statement Schedule and Consent of
Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Celanese Corporation:

The audit referred to in our report dated March 30, 2005 included the related consolidated financial statement schedule of Celanese Corporation and subsidiaries ("Successor") for the nine-month period ended December 31, 2004 included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 30, 2005 contains an explanatory paragraph that states that as a result of the acquisition by the subsidiary of Celanese Corporation of 84.3% of the outstanding stock of Celanese AG in a business combination effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
Short Hills, New Jersey
April 12, 2005